Exhibit 99.1


                         Southwest Water Company Reports
                      Third Quarter 2006 Financial Results

                            Net Income Increases 22%


    LOS ANGELES--(BUSINESS WIRE)--Nov. 9, 2006--Southwest Water Company (NASDAQ:SWWC) today reported improved financial results for the third quarter ended September 30, 2006. For the 2006 third quarter, revenues increased 10% to $60.1 million from $54.7 million in the third quarter of 2005. Net income grew 22% to $3.7 million, or $0.16 per diluted share, compared with $3.0 million, or $0.14 per diluted share, in the third quarter 2005. Weighted average diluted shares outstanding for the quarter increased 8% to 23.4 million.

    "Both divisions performed exceptionally well during the third quarter," said Mark A. Swatek, Southwest Water chief executive officer and chairman. "These results were particularly gratifying as we continue to systematically review our operations with an objective of maximizing efficiencies and productivity."

    Operating income grew 27% to $7.8 million compared with $6.1 million in the third quarter of 2005. SG&A expenses were $7.8 million, representing 13% of revenues, versus $7.7 million in the third quarter 2005, or 14% of revenues.

    Total company funded capital expenditures were $8.5 million in the third quarter, representing on-going investment in the company's water and wastewater infrastructure. The company intends to continue to invest in infrastructure and expects company funded capital expenditures to be approximately $30 million for the full year 2006.

    Division Results

    Revenues in the Utility Group were $25.8 million, up from $23.3 million in the third quarter of 2005. This 11% increase is due to increased consumption and a rate increase in California and, to a lesser degree, increased connections in Texas and New Mexico and a utility acquisition in Alabama in the third quarter of 2005. Operating income increased 11% to $9.5 million compared with $8.6 million in the third quarter 2005, due to increased consumption and higher rates in California and the company's ability to defer certain expenses of $0.6 million to a balancing account for recovery in future rates in California.

    Services Group revenues were $34.3 million, up 9% from $31.4 million in the third quarter of 2005, primarily due to increased contract operations, maintenance and construction work. Operating income in the Services Group more than doubled to $0.9 million, up from $0.4 million in the third quarter 2005. Operating margin improved as a result of both increased sales and a reduction in expenses, including $0.3 million of cost savings at the company's testing laboratory as a result of increased focus on bottom line performance.

    Nine Month Results

    For the nine months ended September 30, 2006, revenues rose 10% to $166.3 million compared to $151.2 million for the same period in 2005. Operating income grew 12% to $15.7 million compared to $14.1 million in 2005. Income from continuing operations was up 4% to $6.2 million compared to $5.9 million in 2005. Net income was $6.2 million versus $1.0 million in 2005, which included a loss from discontinued operations of $(4.9) million.

    Swatek, commenting on the year to date numbers, said, "Both of our divisions are on track for the year. We continue to believe our revenue growth for full-year 2006 will be 4% to 6% and our net income growth will be approximately 10% over 2005 income from continuing operations. All of our guidance is based on normalized weather for the remainder of the year."

    Conference Call

    The company will provide more detail regarding its third quarter results in a conference call and web cast to be held today, November 9, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company's website. A telephonic replay will also be available beginning at 7:30 p.m. Eastern (4:30 p.m. Pacific) until midnight November 16, 2006 at 888-286-8010 (international callers 617-801-6888), passcode 99617085.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2005 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.



FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                  2006     2005      2006      2005
                                --------- ------------------ ---------

Operating revenues               $60,141  $54,668  $166,303  $151,181

Operating income                   7,757    6,130    15,734    14,104
Income from continuing
 operations                        3,672    3,006     6,189     5,924
Discontinued operations and
 accounting change                     -        -        71    (4,902)

Net income                         3,672    3,006     6,260     1,022

Diluted earnings per common
 share:
     Continuing operations         $0.16    $0.14     $0.27     $0.28
     Net income                    $0.16    $0.14     $0.27     $0.05
Diluted weighted average
 outstanding
common shares:                    23,422   21,714    23,184    21,282

NOTE: Per share amounts and weighted average outstanding common shares for 2005 have been restated to reflect a 5 percent stock dividend on January 1, 2006.




CONSOLIDATED BALANCE SHEET INFORMATION
                                            September 30, December 31,
                                                2006         2005
                                            --------------------------

Current assets                                   $46,615      $47,746
Property, plant and equipment, net               371,757      344,821
Total assets                                    $472,146     $444,725

Current liabilities                              $34,449      $40,579
Long-term debt                                   127,546      117,603
Contributions in aid of construction             103,552       94,660
Stockholders' equity                             159,870      145,253
Total liabilities and stockholders' equity      $472,146     $444,725




    CONTACT: Southwest Water Company
             DeLise Keim
             Dir. of Corporate Communications
             213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com